Registration No. 333-226641

Registration No. 333-213018

Registration No. 333-197956

Registration No. 333-190582

Registration No. 333-176528

Registration No. 333-160347

Registration No. 333-160346

Registration No. 333-116349

Registration No. 333-116348

Registration No. 333-47258

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-226641

FORM S-8 REGISTRATION STATEMENT NO. 333-213018

FORM S-8 REGISTRATION STATEMENT NO. 333-197956

FORM S-8 REGISTRATION STATEMENT NO. 333-190582

FORM S-8 REGISTRATION STATEMENT NO. 333-176528

FORM S-8 REGISTRATION STATEMENT NO. 333-160347

FORM S-8 REGISTRATION STATEMENT NO. 333-160346

FORM S-8 REGISTRATION STATEMENT NO. 333-116349

FORM S-8 REGISTRATION STATEMENT NO. 333-116348

FORM S-8 REGISTRATION STATEMENT NO. 333-47258

UNDER

THE SECURITIES ACT OF 1933

CAS MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	44 East Industrial Road, Branford, Connecticut 06405	06-1123096
(State or other jurisdiction of incorporation)	(Address of Principal Executive Offices including Zip Code)	(IRS Employer Identification No.)

CAS Medical Systems, Inc. 2018 Equity Incentive Plan

CAS Medical Systems, Inc. 2011 Equity Incentive Plan

CAS Medical Systems, Inc. Employee Stock Purchase Plan

CAS Medical Systems, Inc. 2003 Equity Incentive Plan

CAS Medical Systems, Inc. 1994 Employees’ Incentive Stock Option Plan

(Full titles of the plans)

Aimee S. Weisner

Vice President, General Counsel

One Edwards Way, Irvine, California 92614

(949) 250-2500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by CAS Medical Systems, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

1. Registration Statement on Form S-8 (No. 333-226641), filed with the SEC on August 7, 2018, pertaining to the registration of 2,500,000 shares of the Registrant’s common stock, par value $0.004 per share, issuable pursuant to the Registrant’s 2018 Equity Incentive Plan.

2. Registration Statement on Form S-8 (No. 333-213018), filed with the SEC on August 9, 2016, pertaining to the registration of 1,500,000 shares of the Registrant’s common stock, par value $0.004 per share, issuable pursuant to the Registrant’s 2011 Equity Incentive Plan.

3. Registration Statement on Form S-8 (No. 333-197956), filed with the SEC on August 8, 2014, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock, par value $0.004 per share, issuable pursuant to the Registrant’s 2011 Equity Incentive Plan.

4. Registration Statement on Form S-8 (No. 333-190582), filed with the SEC on August 13, 2013, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock, par value $0.004 per share, issuable pursuant to the Registrant’s 2011 Equity Incentive Plan.

5. Registration Statement on Form S-8 (No. 333-176528), filed with the SEC on August 29, 2011, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock, par value $0.004 per share, issuable pursuant to the Registrant’s 2011 Equity Incentive Plan.

6. Registration Statement on Form S-8 (No. 333-160347), filed with the SEC on June 30, 2009, pertaining to the registration of 150,000 shares of the Registrant’s common stock, par value $0.004 per share, issuable pursuant to the Registrant’s Employee Stock Purchase Plan.

7. Registration Statement on Form S-8 (No. 333-160346), filed with the SEC on June 30, 2009, pertaining to the registration of 250,000 shares of the Registrant’s common stock, par value $0.004 per share, issuable pursuant to the Registrant’s 2003 Equity Incentive Plan.

8. Registration Statement on Form S-8 (No. 333-116349), filed with the SEC on June 10, 2004, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock, par value $0.004 per share, issuable pursuant to the Registrant’s 2003 Equity Incentive Plan.

9. Registration Statement on Form S-8 (No. 333-116348), filed with the SEC on June 10, 2004, pertaining to the registration of 150,000 shares of the Registrant’s common stock, par value $0.004 per share, issuable pursuant to the Registrant’s Employee Stock Purchase Plan.

10. Registration Statement on Form S-8 (No. 333-47258), filed with the SEC on October 4, 2000, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock, par value $0.004 per share, issuable pursuant to the Registrant’s 1994 Employees’ Incentive Stock Option Plan.

The Registrant is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above-referenced Registration Statements.

On April 18, 2019, pursuant to the terms of an Agreement and Plan of Merger dated February 11, 2019 by and among Edwards Lifesciences Holding, Inc., a Delaware corporation (“Acquiror”), Crown Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 18th day of April, 2019.

CAS Medical Systems, Inc.

By:	/s/ Scott B. Ullem
Scott B. Ullem
Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.